FOR IMMEDIATE RELEASE	Contact:
Milt Alpern, CFO
Applix Inc.
508-475-2450
malpern@applix.com

APPLIX REPORTS 63% INCREASE IN LICENSE REVENUE
AND EPS OF $0.14 FOR SECOND QUARTER 2006
— Company raises full year revenue and profitability guidance —

WESTBOROUGH, Mass. – July 27, 2006 – Applix, Inc. (Nasdaq: APLX), a global leader in performance management applications, today reported that revenue for the quarter ended June 30, 2006 was $13.32 million, a 41 percent increase over revenue of $9.43 million in the second quarter of 2005. License revenue for the second quarter of 2006 was $8.19 million, a 63 percent increase compared to $5.03 million for the same period a year ago. Included in Applix’s second quarter 2006 revenue are approximately $270,000 of license revenue and $400,000 of total revenue of Temtec International B.V., which was acquired by Applix in mid-June 2006.
Net income for the second quarter of 2006 was $2.33 million, or $0.14 per diluted share, compared to a net income of $1.70 million, or $0.11 per diluted share, for the year ago period. Stock-based compensation charges primarily associated with the Company’s adoption on January 1, 2006 of Statement of Financial Accounting Standard No. 123(R), “Share Based Payments,” were $550,000, or $0.03 per diluted share, in the second quarter of 2006; in the 2005 period, these charges were $15,000.
David C. Mahoney, President and Chief Executive Officer of Applix, said, “This past quarter marked a critical inflection point for Applix, and we are extremely pleased with the outcome. We have stated repeatedly that the market for performance-enhancing software is moving in a direction favoring our product and distribution strategies, and our results validate that claim. As business cycles shorten, companies of all sizes must respond with faster business analysis and immediate answers to critical strategic questions. In addition, the volume, velocity and variability of the data that must be analyzed increases dramatically as companies reach beyond their financial systems and historical data into operational systems and external information. During the quarter, we saw a steady increase in awareness and acceptance of TM1’s high-power but very cost effective 64 bit in-memory real time analytic capabilities, which no other major competitor provides. The customers we won this past quarter, along with our growing pipeline worldwide, indicate that we have entered a new era of high performance business analysis where the combination of speed, scalability and simplicity is essential. We are clearly seeing our market momentum starting to grow to new levels.”
He added, “During the second quarter, we continued to add new accounts at a consistent rate, but we also closed a record number of six figure deals. This demonstrates the validity of our strategy, with larger deals reflecting sales to the Global 2000 focused on addressing specific application needs at the division or functional level in both new and existing customers, often as a complement to other BI vendor systems. Most importantly, we are seeing particular strength in the sale of total solutions to mid market companies, where we feel we are well positioned to beat the competition on ease of implementation, low cost of ownership and rapid business results. And, with the acquisition of Temtec in mid-June, we added a powerful, easy to use, self-service analytic component, Executive Viewer, which not only complements our already strong Excel offering and strengthens our ease of use capability but opens up new market opportunities and brings Applix additional enterprise and mid market customers worldwide.”
Second Quarter Business Highlights
➢	Applix acquired Temtec International B.V., a privately-held Dutch company, in mid-June, for $14.5 million ($12.0 million in cash and $2.5 million in Applix common stock). Temtec’s Executive Viewer software employs a flexible, self-service approach to analytics that enables users to view business-critical information in real time.

➢	In addition to approximately 500 customers worldwide gained through the Temtec acquisition, Applix expanded its customer base in the second quarter by adding more than 60 new customers, many of whom are already realizing measurable benefits of employing analytic applications for forecasting, planning and consolidations or for real time operations through its performance management platform, such as Martin Marietta Materials, Reuters, Genworth Financial, Bank Leumi, Koch Enterprises, Hoyts Australia, Saint Gobain Calmar GmbH and Taylor Made-Adidas Golf.

➢	Applix added partners Braincourt, a German firm specializing in large organization installations, Varicent, which combines sales analytics and metrics with TM1 in the US, and TNT, which brings a risk profitability analytic solution to the finance industry worldwide.

➢	Applix was named a “Company to Watch” by Intelligent Enterprise for the second year in a row.

➢	Applix held its annual user conference, in Scottsdale, Arizona, attracting record attendance.
Total operating expenses for the second quarter of 2006 totaled $9.71 million, which include approximately $202,000 of operating expenses of Temtec, compared to $6.68 million in the year ago quarter, reflecting continued growth in field sales and marketing operations, including lead generation activities, and headcount additions in sales, presales and research and development. Included in the second quarter 2006 expenses was $211,000 of indemnified legal expenses of former executives related to the Securities & Exchange Commission investigation, which has been settled with respect to the Company; in the second quarter of 2005, these expenses were approximately $15,000.
Milt Alpern, Chief Financial Officer of Applix, commented, “We are exceptionally pleased with the results for the second quarter, which demonstrates the scalability of our business model. We achieved a gross margin of 90.4% on strong license and total revenue results. We also continued to generate significant cash flow from operations, exclusive of the net cash flow used for the Temtec acquisition. These strong results give us the confidence today to increase our annual guidance for 2006 for revenue and earnings, which now includes the incremental revenue associated with the Temtec acquisition.”
Second Quarter Financial Highlights
➢	Cash and short-term investments totaled $26.33 million at 6/30/06, down from $28.02 million at 3/31/06 but up from $21.33 million a year ago, with the decrease consisting primarily of the net cash used for the Temtec acquisition partially offset by continued strong cash generation from operations.

➢	Gross margin for the second quarter of 2006 was 90.4%, up from 88.2% in the first quarter of 2006, and 89.2% in the second quarter last year.

➢	Days sales outstanding was 57 days at 6/30/06, down from 59 days at 3/31/06, and within the Company’s targeted 55-60 days.

➢	Sixteen customers purchased more than $100,000 in software licenses in the second quarter of 2006, up from five in the second quarter last year and nine in the first quarter of 2006.

➢	Average license deal size for transactions over $20,000 was between $80,000 — $85,000, up substantially from between $55,000 - $60,000 in the first quarter of 2006.
Six Months Results
Total revenue for the first half of 2006 was $22.31 million, a 31 percent increase over $17.08 million for the first six months of 2005. License revenue was $12.62 million for the first six months of 2006, a 49 percent increase over $8.47 million in the same period last year. Net income for the first half of 2006 was $2.42 million, or $0.15 per diluted share, compared to $2.31 million, or $0.14 per diluted share, in the 2005 first half. Stock-based compensation charges for the first half of 2006 were $1.05 million, or $0.06 per diluted share, compared to $30,000 in the same period in 2005.
Updated Business and Financial Outlook for 2006
Applix is today raising its guidance for fiscal year 2006, including the incremental revenue attributed to the Temtec acquisition announced on June 15, 2006. The Company is now targeting stronger top-line revenue growth with total revenues of $46.5-49.5 million, up from between $41-44 million originally forecasted on February 2, 2006 and reaffirmed on April 27, 2006, and license revenues of $26.5-28 million, up from between $22-23.5 million previously forecasted. Applix is targeting diluted earnings per share for 2006 between $0.22-$0.28, up from between $0.17-$0.27 previously forecasted, based upon an estimated effective tax rate of 13% and an increased assumed weighted average number of diluted shares of 17,200,000, up from 17,000,000. The Company’s forecast for annual earnings per share includes stock-based compensation charges related to stock options, which are now estimated to be approximately $2.2 million, or $0.13 per diluted share, up from approximately $2 million, or $0.12 per diluted share previously forecasted, but does not reflect the impact of foreign exchange, which cannot be predicted.
Investor Conference Call and Webcast
The senior management of Applix will host a conference call and Webcast to discuss the second quarter results tomorrow morning, Friday, July 28, 2006 at 8:30 am ET. To access the call, please dial 1-866-510-0710, using the confirmation code 30756207. Internationally, the call may be accessed by dialing 1-617-597-5378, using the same confirmation code. To listen via live audio Webcast, please visit the Company’s website, www.applix.com at least ten minutes prior to the start of the call. The Webcast will be available as a replay starting one hour after the call is completed at the same location.
About Applix
Applix, Inc. (NASDAQ: APLX) is a global leader in performance management applications that enable continuous strategic planning, management and monitoring of performance across the financial, operational, sales and marketing, and human resources functions within the enterprise. Applix is a founder of the BPM Standards Group (http://www.bpmstandardsgroup.org) and has been recognized by numerous industry analyst groups for its technical leadership and vision in the marketplace. Applix and its global network of partners help nearly 3,000 customers worldwide manage their business performance and respond to the marketplace in real time. In mid-2006, Applix acquired Temtec International B.V. to further extend performance management solutions across the enterprise. Headquartered in Westborough, MA, Applix maintains offices in North America, Europe and the Pacific Rim. For more information about Applix, please visit www.applix.com.
Any statements in this press release about future financial performance and future expectations, plans and prospects for the Company, including any statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, and actual results could differ materially from those indicated by such forward-looking statements as a result of various important factors. Factors that could cause or contribute to such differences include without limitation, competitive pressures, changes in customer demands, adverse economic conditions, loss of key personnel, litigation, potential fluctuations in quarterly results, lengthy sales cycles, market acceptance of new or enhanced products and services, factors affecting spending by customers, our ability to successfully integrate Temtec and other risks, uncertainties and factors including those described in the Company’s most recent Form 10-Q under the heading “Risk Factors.” In addition, the forward-looking statements provided by the Company in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, and these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
©2006 Applix, Inc. All rights reserved. Applix and TM1 are registered trademarks of Applix, Inc. All other trademarks and company names mentioned are the property of their respective owners.
###
Financial Tables Follow

Applix, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues:
Software license	$8,192	$5,026	$12,619	$8,473
Professional services and maintenance	5,128	4,406	9,694	8,607

Total revenues	13,320	9,432	22,313	17,080

Cost of revenues:
Software license	131	33	175	56
Professional services and maintenance (includes $19 and $35 of stock-based compensation for the three and six months ended June 30, 2006, respectively)	1,149	988	2,165	1,946

Total cost of revenues	1,280	1,021	2,340	2,002

Gross margin	12,040	8,411	19,973	15,078

Operating expenses:
Sales and marketing (includes $201 and $369 of stock-based compensation for the three and six months ended June 30, 2006, respectively)	5,707	3,915	10,280	7,310
Product development (includes $142 and $262 of stock-based compensation for the three and six months ended June 30, 2006, respectively)	1,739	1,294	3,307	2,445
General and administrative (includes $188 and $15 of stock-based compensation for the three months ended June 30, 2006 and 2005, respectively, and $379 and $30 of stock-based compensation for the six months ended June 30, 2006 and 2005, respectively)	2,205	1,406	3,929	2,767
Amortization of an acquired intangible asset	62	62	125	125

Total operating expenses	9,713	6,677	17,641	12,647

Operating income	2,327	1,734	2,332	2,431

Non-operating income (expense):
Interest and other income, net	349	114	475	94

Income before income taxes:	2,676	1,848	2,807	2,525
Provision for income taxes	323	120	335	166

Income from continuing operations	2,353	1,728	2,472	2,359

Loss from discontinued operations	(26)	(30)	(48)	(50)

Net income	$2,327	$1,698	$2,424	$2,309

Net income per share, basic and diluted:
Continuing operations, basic	$0.15	$0.12	$0.16	$0.16
Continuing operations, diluted	$0.14	$0.11	$0.15	$0.14
Discontinued operations, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Net income per share, basic	$0.15	$0.12	$0.16	$0.16
Net income per share, diluted	$0.14	$0.11	$0.15	$0.14

Weighted average number of shares outstanding:
Basic	15,193	14,627	15,105	14,542
Diluted	16,702	16,129	16,581	16,284

Applix, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and par value amounts)

	June 30,	December 31,
	2006	2005

ASSETS

Current assets:
Cash and cash equivalents	$21,467	$20,740
Short-term investments	4,865	4,198
Accounts receivable, net	10,083	8,066
Other current assets	1,781	1,459

Total current assets	38,196	34,463
Restricted cash	400	500
Property and equipment, net	1,207	953
Goodwill and intangible assets	17,625	1,470
Other assets	660	712

TOTAL ASSETS	$58,088	$38,098

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,208	$1,504
Accrued expenses	9,108	5,460
Accrued restructuring expenses, current portion	48	44
Current portion of debt	1,625	—
Deferred revenues	11,347	9,143

Total current liabilities	24,336	16,151

Accrued restructuring expenses, long-term portion	176	186
Long-term debt	4,875	—
Other long-term liabilities	85	133

Total liabilities	29,472	16,470

Stockholders’ equity:
Preferred stock; $.01 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock; $.0025 par value; 30,000,000 shares authorized; 15,517,076 and 14,923,894 shares issued and outstanding, respectively	39	37
Additional paid-in capital	61,521	57,178
Accumulated deficit	(31,511)	(33,935)
Accumulated other comprehensive loss	(1,433)	(1,652)

Total stockholders’ equity	28,616	21,628

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$58,088	$38,098